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                                                                     Exhibit 6.8


                                 FUTUREONE, INC.
                       1999 KEY EMPLOYEE STOCK OPTION PLAN


         1. Purpose of Plan. The Purpose of this Plan is to advance the interest of FutureOne, Inc., a Nevada corporation (hereinafter called the "Company") and its shareholders by providing a means whereby employees of the Company may be given an opportunity to purchase shares of Common Stock (hereinafter called "shares") of the Company under options granted under the Plan, to the end that the Company may retain present personnel upon whose judgment, initiative and efforts the successful conduct of the business of the Company largely depends, and may attract new personnel. Some of the options granted under the Plan shall be options which are intended to qualify as "incentive stock options" under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, and are hereinafter sometimes called "incentive stock options".

         2. Shares Subject to the Plan. The aggregate number of shares of the Company for which options may be granted under this Plan shall be 2,500,000; provided, however, that whatever number of shares shall remain reserved for issuance pursuant to the Plan at the time of any stock split, stock dividend or other change in the Company's capitalization shall be appropriately and proportionately adjusted to reflect such stock dividend, stock split or other change in capitalization. Such shares shall be made available from authorized but unissued or reacquired shares of the Company. Any shares for which an option is granted hereunder that are released from such option for any reason shall become available for other options to be granted under this Plan.

         3. Administration of the Plan. This Plan shall be administered under the supervision of the Board of Directors ("Board"), provided that the Board may delegate any of its powers hereunder to a committee of the Board. Subject to the express provisions of this Plan, the Board shall have conclusive authority to construe and interpret the Plan and any stock option agreement entered into thereunder, and to establish, amend, and rescind rules and regulations for its administration.

         4. Granting of Options. The Board from time to time shall designate from among the employees of the Company those employees to whom stock options to purchase shares shall be granted under this Plan, the number of shares that shall be subject to each option so granted, and the type of option granted. The Board shall direct an appropriate officer of the Corporation to execute and deliver option agreements to employees reflecting the grant of options. All actions of the Board under this Paragraph shall be conclusive; provided, however, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under this Plan or any other plan of the Company and subsidiary corporations that provides for the granting of incentive stock options) shall not exceed $100,000. Any incentive stock option that is granted to any employee who is, at the time the option is granted, deemed for purposes of Section 422 of the Code, or any successor provision, to own shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of a parent or subsidiary of the Company, shall have an option price
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that is at least 110 percent of the fair market value of the stock, and shall not be exercisable after the expiration of five years from the date it is granted.

         5. Option Period. No incentive stock option granted under this Plan may be exercised later than ten years from the date of grant.

         6. Option Price. The option price shall be fixed by the Board and set forth in the Option Agreement, which price (in the case of incentive stock options) shall not be less than the per share fair market value of the outstanding shares of the Company on the date that the option is granted, as determined by the Board. The Board may fix such option price and authorize one or more officers of the Company to compute the price. The option price may be payable in cash, Company stock, or a combination thereof. The date on which the Board approves the granting of an option shall be deemed the date on which the option is granted.

         7. Option Agreement. The Option Agreement in which option rights are granted to an employee shall be in the applicable form (consistent with this Plan) from time to time approved by the Board and shall be signed on behalf of the Company by the Chairman of the Board, the President or any Vice President of the Company other than the employee who is a party thereto, and shall be dated as of the date of the granting of the option, as determined in Paragraph 6 hereof.

         8. Transferability of Options. No incentive stock option shall be transferable by the optionee except by will or the laws of descent and distribution, and the incentive stock options granted hereunder may be exercised during the employee's lifetime only by him or his guardian or legal representative. Non-statutory stock options may be transferred by the employee only pursuant to such terms and conditions as may be established by the Board.

         9. Amendment and Termination of the Plan. The Company, by action of its Board of Directors, reserves the right to amend, modify or terminate at any time this Plan, or, by action of the Board with the consent of the optionee, to amend, modify or terminate any outstanding option agreement, except that the Company may not, without further shareholder approval, increase the total number of shares as to which options may be granted under the Plan (except increases attributable to the adjustments authorized in Paragraph 2 hereof), change the employees or class of employees eligible to receive options, or materially increase the benefits accruing to participants under the Plan. Moreover, no action may be taken by the Company (without the consent of the optionee) that will impair the validity of any option then outstanding or that will prevent the incentive stock options issued or to be issued under this Plan from being "incentive stock options" under Sections 422 of the Code, or any successor provision.

         10. Effective Date of Plan. The Plan shall be effective upon adoption of the Plan by the Board of Directors of the Company. The Plan shall be submitted to the shareholders of the Company for approval within one year after its adoption by the Board of Directors and, if the Plan shall not be approved by the shareholders within said period, the Plan shall be void and of no effect. Any options granted under the Plan prior to the date of approval by the shareholders shall be void if such shareholders' approval is not obtained.


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         11. Expiration of Plan. Options may be granted under this Plan at any time prior to 10 years from adoption by the Board, on which date the Plan shall expire but without affecting any options then outstanding.


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